Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Ambac Assurance Corporation:


We consent to the incorporation by reference in the registration statement (No. 333-81237) of Equity One ABS, Inc. (the "Registrant"), and in the Prospectus Supplement of the Registrant (the "Prospectus Supplement"), via the Form 8-K of the Registrant dated August 19, 1999, of our report dated January 29, 1999 on the consolidated financial statements of Ambac Assurance Corporation and subsidiaries as of December 31, 1998 and 1997, and for the three-year period ended December 31, 1998, which report appears in the Form 10-K of Ambac Financial Group, Inc. which was filed with the Securities and Exchange Commission on March 30, 1999, and to the reference to our firm under the heading "Experts" in the Prospectus Supplement.


New York, New York
August 19, 1999

                                                       KPMG LLP